AMERICAN MEDICAL ALERT CORPORATION ANNOUNCES ACQUISITION OF MD ONCALL AND CAPITOL MEDICAL BUREAU

OCEANSIDE, New York. - March 13, 2006 - American Medical Alert Corporation (NASDAQ: AMAC), a provider of healthcare communication services and advanced home health monitoring technologies, announced today the acquisition of the operating assets of MD On Call, a Rhode Island based company and Capitol Medical Bureau, a Maryland based company. Both entities are privately held (under common ownership) telephone answering services (TAS) specializing in the provision of services to physicians, medical group practices and other healthcare and commercial providers. The acquisition is expected to be immediately accretive.

Howard M. Siegel, Chief Executive Officer speaking on behalf of AMAC, commented,  "With the execution of this agreement, (MD On Call  and Capital Medical Bureau )  the Company has completed its seventh strategic acquisition  which will  serve to extend our service capacity throughout the New England and Mid-Atlantic regions. AMAC intends to retain both communication centers, personnel and operating infrastructure in order to increase the Company's overall reach and capacity as we continue to experience increasing demand for our specialized telephony based communication services."

Louis Shapiro, Vice President of MD On Call and Capitol Medical Bureau commented "I am personally eager to join AMAC's seasoned management team and am fervent about the planned synergies which will enable our organization to mature and profit from AMAC’s enhanced resources as we pursue growth in our customer base.

About American Medical Alert Corp.
AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates seven communication centers under local trade names: HLINK OnCall, Long Island City, NY, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, Answer Connecticut, Newington , CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD to support the delivery of high quality, healthcare communications.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-KSB, the Company's Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to government regulation, technological changes, costs relating to ongoing FCC remediation efforts, our expansion plans, our contract with the City of New York and product liability risks.
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